                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration File No.: 333-74432


Prospectus Supplement
(To Prospectus Supplement Dated May 5, 2003,
Prospectus Supplement No.2 Dated June 11, 2003
and Prospectus Dated May 13, 2002)


                                2,070,000 shares
                          IMPAC MORTGAGE HOLDINGS, inc.
                                  common stock

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Pursuant to an Equity Distribution Agreement dated May 5, 2003, as amended by a letter agreement dated June 10, 2003, between Impac Mortgage Holdings, Inc. (the "Company") and UBS Securities LLC ("UBS Securities"), each of which have been filed as an exhibit to a report on Form 8-K with the Securities and Exchange Commission ("SEC") on May 7 , 2003 and June 12, 2003, respectively, and which are incorporated by reference herein, during the three months ended September 30, 2003 the Company sold, through UBS Securities, as agent of the Company, an aggregate of 2,070,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange during the three months ended September 30, 2003.

Gross Proceeds to Company (1)......................................$ 31,083,947

Commission to Agent................................................$    932,518

Net Proceeds to Company............................................$ 30,149,974

On September 30, 2003, the closing price of the Company's Common Stock on the New York Stock Exchange was $16.19 per share.

(1)  Fees paid to the SEC were not used in the calculation.

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Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                               UBS Investment Bank

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              This Prospectus Supplement is dated NOVEMBER 14, 2003